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  Exhibit 11.1.  Statement Re: Computation of Per Share Earnings



                                        Three Months Ended   Twelve Months Ended
                                            December 31,         December 31,
(Dollars in thousands, except EPS data)        1999                 1999
----------------------------------------------------------------------------------

Basic Earnings Per Share

   Net income                              $    2,812          $     4,676
                                            =========            =========

   Weighted average number of common
   and common equivalent shares:           15,920,869           15,511,214
   -----------------------------

   Basic earnings per share                $     0.18          $      0.30
                                           ==========          ===========


Diluted Earnings Per Share

   Net income                               $   2,812          $    4 ,676
                                            =========           ==========

   Weighted average number of common
   and common equivalent shares:
   -----------------------------

   Average number of shares outstanding    15,920,869           15,511,214

        Net effect of dilutive stock
        options based on the treasury
        method & Fidelity additional
        shares                                     --                1,243

    Total average shares:                  15,920,869           15,512,457
                                           ==========           ==========

   Diluted earnings per share              $     0.18          $      0.30
                                           ==========           ==========

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